December 11, 2019

North Square Investments Trust
10 South LaSalle Street, Suite 1925
Chicago, Illinois 60603

Re: North Square Investments Trust
Registration Statement on Form N-14

Ladies and Gentlemen:

As counsel to North Square Investments Trust, a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of the Trust (the “Shares”), representing, as applicable, interests in the series of the Trust listed on Schedule A hereto (the “Acquiring Funds”), to be issued in connection with the Agreement and Plan of Reorganization (the “Agreement”) by and between the Trust, on behalf of the Acquiring Funds, and Investment Managers Series Trust, a Delaware statutory trust, on behalf of its series listed on Schedule A thereto, as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on representations in the Agreement and a certificate and other inquiries of officers of the Trust.  We also have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreement and that the ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent.  The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Trust.

We note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of Shares in the account of such shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours, /s/ Seward & Kissel LLP

SCHEDULE I

ACQUIRING FUNDS

North Square Strategic Income Fund

North Square Advisory Research All Cap Value Fund

ACQUIRED FUNDS

Advisory Research Strategic Income Fund

Advisory Research All Cap Value Fund

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